UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 29, 2008

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2008, LyondellBasell Industries AF S.C.A. (“Parent”), of which Lyondell Chemical Company (the “Company”) is an indirect wholly owned subsidiary, and LyondellBasell Finance Company (a wholly-owned subsidiary of Parent) entered into an agreement (the “Second Fee Letter Modification Agreement”) with the lenders (the “Lenders”) under the Bridge Loan Agreement originally dated as of December 20, 2007, as amended and restated as of April 30, 2008 and October 17, 2008, between, among others, LyondellBasell Finance Company, as borrower, Parent as a guarantor, certain subsidiaries of Parent, including the Company and certain of its subsidiaries, as subsidiary guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Bookrunners (as amended and restated, the “Bridge Loan Agreement”). Pursuant to the Second Fee Letter Modification Agreement, the Lenders agreed (i) to further postpone the payment date for $160 million of fees payable under an agreement related to the Bridge Loan Agreement (which, as previously disclosed, had been postponed from December 19, 2008 to December 29, 2008) and (ii) to postpone interest payments in an approximate aggregate amount of $121 million which were due on December 29 and December 31, 2008 (the amounts set forth in (i) and (ii), the “Postponed Payments”) to December 31, 2008.

On December 31, 2008, the aforementioned parties entered into an amendment to the Second Fee Letter Modification Agreement further postponing the payment date for the Postponed Payments to January 4, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with entering into the Second Fee Letter Modification Agreement, the board has approved and is in the process of retaining Kevin M. McShea of AlixPartners, LLP (“AlixPartners”) (who, as previously disclosed, has been retained as advisor to assist in the restructuring process) as Chief Restructuring Officer of Parent and its subsidiaries. Mr. McShea will serve as CRO pursuant to an Interim Management and Restructuring Services Agreement (the “Services Agreement”), between the Company and AP Services, LLC, a subsidiary of AlixPartners, a corporate turnaround, performance improvement and financial advisory firm. Under the Services Agreement AP Services is to provide temporary staff and services to the company during its restructuring process. Mr. McShea’s appointment will become effective upon formal entry of an order by the Bankruptcy Court approving the services agreement. In serving as CRO, Mr. McShea would be employed and compensated by AP Services and would not receive compensations directly from the Company or participate in the Company’s benefit plans. Under terms of the Services Agreement, the company will compensate AP Services for Mr. McShea’s services at a rate of $730 per hour, will indemnify Mr. McShea to the extent of most favorable indemnities provided by the Company to any of its directors and officers and will cause Mr. McShea to be covered by the Company’s directors and officers insurance. In addition to receiving fees for Mr. McShea’s services, under terms of the Services Agreement, AP Services will be entitled to compensation and specified hourly rates for the services of other temporary staff that it supplies to the Company and a contingent success fee of up to $7.0 million if the Company confirms a plan of reorganization that becomes effective or completes one or more transactions that transfers a significant portion of the business as a going concern. Mr. McShea will report to, among others, the independent directors of the Supervisory Board of Parent.

Mr. McShea, age 54, is a Managing Director of AlixPartners and associated with AP Services. He has been a Managing Director of AlixPartners during the past two years. During that time, his principal assignments with AlixPartners were as follows: From October 2006 until April 2007 he led an operational improvement project for a major operation of Celestica, Inc., a Canadian based, global electronics manufacturer. From June 2008 until December 2008, he led an operational and financial turnaround team for Patheon, Inc. a global pharmaceutical manufacturer. From March 2008 until July 2008, Mr. McShea served as the Chief Restructuring Officer for Hilex-Poly Inc. a US based manufacturing concern in a Chapter 11 filing. From January, 2003 to October 2006, Mr. McShea served as an independent contractor to a New York city based turnaround and restructuring firm RKG Osnos. His primary assignment was as chief restructuring officer of Nexpak Inc., a media packaging company, leading the company through its Chapter 11 reorganization process.

Item 8.01 Other Events

On December 30, 2008, the Company made a demand for a credit extension under the Revolving Credit Agreement originally dated as of March 27, 2008, as amended, among Parent, the Company, Basell Finance Company B.V. and A.I. International S.a.r.l., (the “Lender”) an affiliate of the Access Group. Such request has been denied by the Lender. We disagree with the basis for this denial.

As disclosed in our 10-Q for the quarterly period ended September 30, 2008, the Company’s markets have been experiencing a softening of demand combined with an unprecedented fall in raw material costs. The recent unprecedented fall in commodity prices and the consequent reduction in our borrowing base, as well as recent changes in demand from our customers have placed severe demands on our liquidity.

The Company continues to work collaboratively with the Lenders and other parties relating to the extension of payment dates and the restructuring of its debt obligations. The Company has also hired advisors to assist in evaluating its strategic options, which include the possibility of filing for protection under Chapter 11 of the U.S. Bankruptcy Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Alan S. Bigman
Name:	Alan S. Bigman
Title:	Chief Financial Officer

Date: December 31, 2008

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